Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-120292, 333-64081, 333-56293 and 333-90835) and on Form S-3 (File No. 333-90835) of Noven Pharmaceuticals, Inc. (the “Company”) of our report dated March 12, 2007, relating to the financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123 Revised, “Share-Based Payment” on January 1, 2006) and our report dated March 12, 2007, relating to management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Miami, Florida
March 12, 2007